Exhibit 99.1

Media Contact:     Kirk Saville
            508-253-8530
             Investor Contact:     Chris Powers
            508-253-4632

Staples, Inc. Enhances Corporate Governance with Policy that Limits Executive Severance

FRAMINGHAM, Mass., October 13, 2015 - Staples, Inc. (Nasdaq: SPLS) announced today that the company’s Board of Directors has adopted a policy that limits severance benefits for senior executives. Based on the terms of the new policy, the company will not pay any severance benefits under any existing or future employment agreement or severance agreement with an executive officer that exceeds 2.99 times the sum of the executive’s base salary plus target annual cash incentive award, without seeking shareholder approval. In addition, Ron Sargent, Chairman and Chief Executive Officer, has elected to amend his severance agreement to align with the terms of the new policy.

“Our Board is committed to responding to shareholder feedback and ensuring that the company’s executive compensation program aligns with best practices,” said Paul Walsh, Chair of the Compensation Committee. “This new policy is in the best interests of Staples’ shareholders.”

At the company’s Meeting of Shareholders in June 2015, a shareholder proposal regarding future senior executive severance agreements received support from a majority of votes cast. The Board carefully considered the results of the vote, as well as various perspectives conveyed directly by shareholders as part of ongoing engagement. As a result, the Board adopted a policy that is applicable to existing and future agreements.

About Staples
Staples makes it easy to make more happen with more products and more ways to shop. Through its world-class retail, online and delivery capabilities, Staples lets customers shop however and whenever they want, whether it’s in-store, online or on mobile devices. Staples offers more products than ever, such as technology, facilities and breakroom supplies, furniture, safety supplies, medical supplies, and Copy and Print services. Headquartered outside of Boston, Staples operates throughout North and South America, Europe, Asia, Australia and New Zealand. More information about Staples (SPLS) is available at www.staples.com.